UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2005

TC PipeLines, LP

(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Turnpike Road, Suite 203 Westborough, Massachusetts		01581
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 871-7046

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01             Other Events.

TC PipeLines, LP owns a 30% general partner interest in Northern Border Pipeline Company (“Northern Border Pipeline”).  The remaining 70% is owned by Northern Border Partners, L.P., a publicly traded limited partnership controlled by ONEOK, Inc.

Northern Border Pipeline has previously advised us that they had firm transportation capacity primarily on the Port of Morgan, Montana to Ventura, Iowa portion of the pipeline expiring during 2005 and have now provided us with the following table which summarizes the contracting status of this segment of the pipeline as of July12, 2005:

Northern Border Pipeline 2005 Capacity (mmcfd)

Port of Morgan, Montana to Ventura, Iowa

(million cubic feet per day)

	May	June	July	Aug	Sep-Oct	Nov-Dec

Maximum-rate firm contracts	1,730	1,685	1,685	1,921	1,715	1,402

Discounted-rate firm contracts*	352	505	689	453	168	10

Available capacity**	292	184	0	0	491	962

Total summer design capacity	2,374	2,374	2,374	2,374	2,374	2,374

Avg. percentage of maximum rate for discounted contracts	81%	78%	87%	88%	83%	97%

* Includes maximum-rate contracts shorter than one month.

** Unsold capacity based on summer design.

They have further advised us that they believe that market fundamentals have caused a tightening in the natural gas price differentials (“basis”) between Alberta, Canada and the Midwest U.S.  They have stated that as these fundamentals have changed, they have also contributed to increased volatility in the basis.  They have indicated to us that the primary fundamentals affecting basis and volatility are:

•                  supply from Western Canada transported on other pipelines;

•                  Canadian gas supply versus Canadian demand, impacting volumes available for export;

•                  the amount of storage capacity in Western Canada and overall strong demand for storage injection;

•                  the availability of increased Rocky Mountain supply and a redirection of Permian Basin and Anadarko Basin natural gas to the Midwest markets;

•                  demand related to temperatures and hydro generation levels in the western U.S.

They have further advised us that they believe that these fundamentals may cause the Alberta to the Midwest U.S. basis to continue to narrow annually in the spring and fall months.  They have also stated that increased storage withdrawal capacity and storage levels in Western Canada combined with winter demand in the Midwest U.S. may, conversely, cause the winter basis to widen.  As a result, they believe throughput on Northern Border Pipeline may be more seasonal in the future and some discounting may be required at times to maximize revenue.

They have also advised us that for the months of May and June 2005, approximately 292 mmcfd and 184 mmcfd respectively of firm transportation capacity was available for contracting but was not sold.  For the months of July and August they have stated that all of firm transportation capacity has been contracted some of which was sold at discounted rates.

Given these facts Northern Border Pipeline continues to believe that the greatest impact of unsold capacity occurred during the second quarter as Canadian gas storage continued to fill.  They have stated that their capacity for July and August has sold out at more favorable rates. Consequently, they advise that they expect that during the 2005/2006 heating season, they will be fully contracted at or near maximum rates.  Thus Northern Border Pipeline has stated that they continue to expect that the most likely range of impact on their revenue from unsold and discounted capacity in 2005 is $15 million to $28 million of which our share would be $5 million to $8 million.  They have also stated that if demand for their capacity continues at current volume and rate levels, then they believe that the impact on revenues may ultimately be at the lower end of this range.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
By: TC PipeLines GP, Inc., its general partner

Date: July 14, 2005	By:	/s/ Donald J. DeGrandis
Donald J. DeGrandis Secretary